AMENDED DISTRIBUTION AGREEMENT

AMENDED DISTRIBUTION AGREEMENT made as of May 21, 2021 (the “Agreement”) between Atlas U.S. Tactical Income Fund, Inc., a Puerto Rico corporation (the “Fund”), and Oriental Financial Services Corp., a Puerto Rico corporation (“OFS” or the “Distributor”).

WHEREAS, the Fund is a diversified, leveraged, open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund will offer shares of Class A and Class C common stock (the “Shares”) as described in the Fund’s registration statement, prospectus and statement of additional information for the Fund then in effect under the Securities Act of 1933, as amended (the “1933 Act” and the 1940 Act (the “Offering Documents”), as amended or supplemented from time to time;

WHEREAS, the Fund has adopted a Plan of Distribution and Shareholder Servicing for its Shares (the “Plan”), a copy of which has been provided to Distributor, and desires to retain the Distributor as the principal distributor in connection with the offering and sale of the Shares and for such future classes of Shares under the terms and conditions as the Fund’s Board of Directors (the “Board”) may establish;

WHEREAS, the Distributor is willing to act as principal distributor of the Shares on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.                  Appointment. The Fund hereby appoints the Distributor as placement agent to be the principal distributor to offer, sell and/or arrange for the offer and sale of the Shares on the terms and for the period set forth in this Agreement. The Fund also appoints the Distributor for the performance of certain other services set forth herein, including the processing of redemption requests. The Distributor hereby accepts such appointment and agrees to act hereunder.

2.                  Services and Duties of the Distributor.

(a)               Sale and Redemption of Shares. The Distributor agrees, subject to the registration requirements of the 1933 Act, the 1940 Act, and the laws governing the sale of securities in Puerto Rico:

(i)	to use its best commercially practicable efforts to sell from time to time the Shares during the term of this Agreement as placement agent for the Fund and upon the terms described in this Agreement and the Offering Documents. Distributor shall review and file Fund advertising materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent Distributor from entering into like arrangements (including
1

arrangements involving the payment of underwriting commissions) with other issuers. Distributor will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(ii)	upon the later of the date of this Agreement or the initial offering of Shares, to hold itself available to receive orders, satisfactory to the Fund, for the purchase or redemption of Shares and will accept such orders on behalf of the Fund as of the time of receipt of such orders and will promptly transmit such orders as are accepted to the Fund and the Fund’s transfer agent. Purchase or redemption orders shall be deemed effective at the time and in the manner set forth in the Offering Documents.
(iii)	to purchase or redeem Shares solely through the Fund and only for the account of the Distributor’s customers. The Distributor agrees not to withhold any customer order so as to profit therefrom. The Distributor also understands and agrees that the Fund may suspend redemptions at any time as set forth in the Fund’s Offering Documents, and the Fund shall not be liable for its failure to meet redemption requests under such circumstances.
(iv)	that it will apply any scheduled variation in, or elimination of, the initial sales charge, if any, uniformly to all offerees in the class specified in the Offering Documents.
(v)	that it will provide the Fund and the Fund’s transfer agent all information necessary in order to (A) determine whether or not a redemption fee applies to a particular redemption request and (B) calculate the amount of such redemption fee.
(vi)	that it shall not transmit an order for purchase or redemption of shares of the Fund on any day unless such order was received prior to 4:00 p.m. Eastern Time on such day.
(vii)	that it shall be solely responsible for the accuracy, timeliness and completeness of any orders transmitted by it on behalf of its customers by wire or telephone for purchases or redemptions, and shall indemnify the Fund against any claims by the Distributor’s customers as a result of the Distributor’s failure to properly transmit their instructions. The Distributor is also solely responsible for ensuring that orders are placed only by properly authorized persons.

(b)               The offering price of the Shares shall be the net asset value per share as next determined by the Fund following receipt of an order at the Fund’s principal office, plus the applicable initial sales charge, if any, as set forth in the Offering Documents. The Fund shall promptly furnish or arrange for the furnishing to the Distributor from the Fund of a statement of each computation of net asset value.

2

(c)               The Distributor shall not be committed nor obligated to offer, sell or arrange for the offer or sale of any number or dollar amount of Shares.

(d)               The Distributor is responsible for determining whether the Fund is suitable for the Distributor’s customers and also for determining which class of the Shares is suitable for such customers. The Fund will not determine the suitability of the Shares for a client of the Distributor under any circumstances. Information concerning the availability of each class of Shares is found in the currently effective Offering Documents for the Fund.

(e)               The Distributor shall provide ongoing services to shareholders of the Fund (the “Shareholders”), which include: (A) furnishing the following Shareholder communications material to the Distributor’s customers after receipt from the Fund of sufficient quantities to allow mailing thereof to all of the Distributor’s customers who are beneficial owners of any Shares: (1) a Offering Documents prior to or at the time such customer purchases Shares; (2) all proxy or information statements prepared for circulation to Shareholders of record; (3) annual and semi-annual (if any) reports of the Funds; and (4) all updated Offering Documents, supplements, and amendments thereto; (B) responding to Shareholder inquiries; and (C) providing Shareholders with information on their investments in the Shares.

(f)                The Distributor represents and warrants, as of the date hereof, to the Fund that: (i) it is a FINRA member in good standing and agrees to abide by the FINRA and NASD Conduct Rules, as applicable; (ii) it is registered as a securities broker-dealer with the U.S. Securities and Exchange Commission (the “SEC”); (iii) it will maintain any applicable filings and licenses required by Puerto Rico and federal laws to conduct the business contemplated under this Agreement; and (iv) it will comply with all Puerto Rico and federal laws and regulations applicable to the offer and sale of the Shares.

(g)               The Distributor shall not incur any debts or obligations on behalf of the Fund. The Distributor shall bear all costs that it incurs in selling the Shares and in complying with the terms and conditions of this Agreement (other than expenses assumed or required to be assumed by the Fund hereunder).

(h)               The Distributor shall not permit any employee or agent to offer or sell Shares to the public, unless such person is duly licensed under applicable Puerto Rico, federal and state laws and regulations.

(i)                 The Distributor shall not (i) furnish any information or make any representations concerning the Shares other than those contained in the Offering Documents or in sales literature or advertising that has been prepared or approved by the Fund, (ii) offer or sell the Shares to any persons other than Puerto Rico Residents, or (iii) permit any customer to engage in short-term trading in Shares.

(j)                 Anti-Money Laundering, Anti-Corruption Compliance and Sanctions.

3

(i)	The Distributor represents that it has established a written anti-money laundering compliance program pursuant to the provisions of Rule 3310 of FINRA and that the Distributor has established appropriate customer identification methods which are in compliance, in all material respects, with Section 326 of the USA Patriot Act of 2001, and the regulations issued thereunder by the U.S. Department of Treasury (the “Patriot Act”). In addition, the Distributor agrees to provide the Fund with any reasonable information which may be necessary for the Fund to comply its obligations (if any) under the Patriot Act or any other anti-money laundering law or regulation which may apply to the Fund.
(ii)	The Distributor represents that it is aware of and complies with the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorists, supporters of terrorism and other prohibited parties. The Distributor further represents that to the best of the Distributor’s knowledge any entity or individual with which the Distributor transacts business is (A) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (B) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (C) the Distributor has implemented procedures, and will consistently apply those procedures, to demonstrate the foregoing representations and warranties remain true and correct at all times.
(iii)	The Distributor, and any person acting on its behalf, is familiar with and understands the Foreign Corrupt Practices Act, as amended, and any applicable anti-corruption laws and regulations (together the “Anti-Corruption laws”) and will not directly or indirectly pay, offer, give, or promise to pay or give any funds or anything of value received from this arrangement to any public officials or any person in violation of Anti-Corruption laws.
(iv)	The Distributor agrees that it will not market, transfer or sell the Fund directly or indirectly to individuals or entities that are subject to economic sanctions or measures imposed by governments/international organizations, such as the United Nations, the European Union, the United States or Switzerland.
4

(v)	To the extent that the Distributor accepts funds, including currency or bearer instruments, directly from any of the Distributor’s clients, the Distributor represents that the Distributor is aware of and in compliance with applicable Puerto Rico, United States and international laws and regulations relating to currency reporting and money laundering, including but not limited to the United States Bank Secrecy Act and implementing regulations and all applicable international anti-money laundering laws and regulations. To ensure compliance with these laws, rules and regulations, the Distributor represents that the Distributor will not accept funds, including currency or bearer instruments, directly from customers. The Distributor also represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, to which the Distributor may become subject.

(k)               The Distributor acknowledges and agrees that it or its clearing agent will act as a withholding agent under sections 1023.06 (Puerto Rico resident and non-resident individuals), 1062.08 (Puerto Rico non-resident individuals) and 1062.11 (non-Puerto Rico organized corporations or partnerships that are not engaged in trade or business in Puerto Rico) of the Puerto Rico Internal Revenue Code of 2011, as amended, and the regulations promulgated thereunder, or any successor statutory or regulatory provisions, as applicable, with respect to dividends in Shares held by the Distributor or its clearing agent in “street name” or as custodial agent. As such, the Distributor or its clearing agent shall determine whether such dividends are exempt from withholding, and if they are not so exempt, the Distributor or its clearing agent will make the applicable withholding.

(l)                 The Distributor agrees that for the convenience of Shareholders of the Fund and based on the understanding that the Fund will benefit from the Distributor’s performance of services that the Fund or its transfer agent would otherwise have to perform directly, the Distributor or its clearing agent will (i) maintain Shares of the Fund in brokerage accounts; (ii) be the record owner of Shares; and (iii) maintain an omnibus account with the Fund which represents the aggregate number of Shares held by such Shareholders at any given time. Notwithstanding the foregoing and as set forth in Paragraph (s), in connection with any Shareholder vote, the Distributor agrees to provide or cause to be provided to the Fund with the number of Shares beneficially owned by each Shareholder for which it or its clearing agent acts as record owner, without specifying the name, address and/or any other identifying information of such Shareholder.

(m)             The Distributor affirms that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information in accordance with applicable law.

(n)               The Fund agrees to provide the Distributor with such access or information as may be necessary to transfer Shares into such omnibus accounts or perform the services set forth in this Agreement.

5

(o)               Upon at least ten (10) business days’ prior written request and at the expense of the Fund, the Distributor agrees to provide reasonable access to records directly related to the services provided by it hereunder to the Fund and its legal and audit representatives to review Distributor’s compliance with the terms of this Agreement and respond to any requests of a governmental body, self-regulatory organization, or a Shareholder; provided, however, that any and all trade secrets, proprietary information, privileged or attorney-client communications, internal communications, and communications between Distributor and any governmental or regulatory authority shall be excluded and not provided to the Fund or its representatives. Notwithstanding this provision, and subject to Paragraph (s), it is understood and agreed that the names and addresses of customers are the exclusive property of the Distributor; it being further understood that such names and addresses will not be provided to the Fund, nor will such names and addresses or any other customer or account information be provided to the Fund or its representatives pursuant to this Agreement; provided, however, that any or all such customer information will be provided by the Distributor directly to any court or governmental agency if required by applicable law or governmental or court order.

(p)               The Fund agrees that it and its representatives given access to the Distributor’s records in accordance with Paragraph (q) shall treat all records and any information obtained in connection with access to the Distributor’s records as confidential and shall not use or disclose information contained therein except as permitted under Paragraph (q). All such records and information maintained by the Distributor in connection with this Agreement are the exclusive property of the Distributor and shall remain so notwithstanding any release thereof in accordance with the terms of this Agreement. No person having access to such records or information may use such records or information to solicit, directly or indirectly, any Shareholder which is a customer of the Distributor for any purposes. Notwithstanding any provision herein to the contrary, each party hereto agrees that any “Nonpublic Personal Information,” as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Biley Act (the “GLB Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the GLB Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the GLB Act.

(q)               Shareholder Information.

(i)	Agreement to Provide Information. The Distributor agrees to provide or cause to be provided to the Fund, upon reasonable prior written request, the number of Shares beneficially owned by Shareholders for which it or its clearing agent is the record owner and the transaction type (purchase, redemption or transfer) of every purchase, redemption or transfer of Shares held through an account maintained by the Distributor or its clearing agent during the period covered by the request.
(ii)	Period Covered by Request. Requests must set forth a specific period, not to exceed 12 months from the date of the request, for
6

which transaction information is sought. The Fund may request transaction information older than 12 months from the date of the request as it deems necessary to investigate compliance with any policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares.

(iii)	Form and Timing of Response. The Distributor agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five (5) business days, after receipt of a request. If the requested information is not on the Distributor’s books and records, the Distributor agrees to use reasonable efforts to (A) promptly obtain and transmit the requested information; (B) obtain assurances from the accountholder that the requested information will be provided directly to the Fund promptly; or (C) if directed by the Fund, block further purchases of Shares from such accountholder. In such instance, the Distributor agrees to inform the Fund whether the Distributor plans to perform (A), (B) or (C). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.
(iv)	Limitations on Use of Information. The Fund agrees not to use any and all information received from or provided by the Distributor hereunder for marketing or any other similar purpose without the Distributor’s prior written consent.
(v)	Reimbursement of Expenses. The Fund agrees to promptly reimburse the Distributor for its reasonable expenses, if any, incurred in performing its obligations under this Paragraph (s).

(r)                The Distributor acknowledges that the Fund has adopted a policy that is reasonably designed not to permit market timers or frequent traders to invest in the Fund. The Distributor represents that the Distributor has procedures in place that are reasonably designed to detect and prevent market timing and frequent trading and shall take all reasonable steps to prevent such activity, including preventing a customer from investing in the Fund.

(s)                Agreement to Restrict Trading. The Distributor agrees to execute any reasonable written instructions from the Fund to restrict or prohibit further purchases of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through the account) that violate policies established by the Fund and

7

provided to the Distributor for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares.

(i)	Form of Instructions. Instructions must include the specific restriction(s) to be executed. The instructions must include any other agreed upon information to which the instruction relates.

(ii)	Timing of Response. The Distributor agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after its receipt of the instructions.

(iii)	Confirmation by the Distributor. The Distributor must provide written confirmation to the Fund that instructions have been executed. The Distributor agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(t)                 Compliance with Rules and Regulations. Distributor shall comply (and to the extent Distributor takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which Distributor has knowledge (it being understood that Distributor is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to Distributor). Except as set out in this Agreement, Distributor assumes no responsibility for such compliance by the Fund. Distributor shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund. Distributor shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund. Distributor shall promptly notify the Fund upon receiving any written notice, order, subpoena or other document evidencing regulatory action or that a governmental authority, agency or body intends to investigate Distributor’ activities specific to its role as the principal underwriter and distributor of the Fund, to the extent permissible by applicable law, Distributor’ policies and procedures, and to the extent advisable by Distributor’ legal counsel.

3.                        Services Not Exclusive. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Distributor, who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature.

8

4.                        Representations and Warranties of the Fund. The Fund represents and warrants, as of the date hereof (except to the extent any such representation or warranty expressly relates to an earlier date, in which case at and as of such earlier date), to the Distributor that:

(a)               Organization and Authority. The Fund is duly organized, validly existing and in good standing under Puerto Rico law and has full power and authority to execute and deliver this Agreement, to carry out the transactions contemplated hereby, and to conduct its business as described in the Offering Documents.

(b)               Recitals. The recitals of this Agreement, which are incorporated herein by this reference, are true, complete, accurate and not intentionally misleading.

(c)               Disclosure. The Offering Documents, any supplements, and all sales literature and advertising prepared or approved by the Fund do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)               Distribution Agreement. This Agreement has been duly authorized, executed and delivered by the Fund and is enforceable against the Fund in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights generally and the effect of rules of law governing equitable remedies.

(e)               Authorization of the Shares. The Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Fund against payment therefor pursuant to this Agreement, will be validly issued, fully paid and non-assessable, and the issuance and sale of the Shares is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Shares.

(f)                No Material Adverse Change. Subsequent to the date of the Offering Documents and any Offering Documents supplements, there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties, operations or business prospects of the Fund (a “Material Adverse Effect”).

(g)               No Material Actions or Proceedings. There is no action, suit, proceeding, inquiry or investigation brought by or before any governmental entity now pending or, to the best knowledge of the Fund, threatened, against or affecting the Fund or any of its directors or officers, which could be expected, individually or in the aggregate, to have a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated by this Agreement.

(h)               Fund Disclosure to Distributor. The Company will promptly notify the Distributor in writing of (x) any filing made by the Fund relating to the offering of the Shares with the SEC or any other regulatory body, and (y) the existence and nature of any

9

material adverse change in the condition, financial, regulatory or otherwise, or in the earnings, business affairs or business prospects of the Fund, whether or not arising in the ordinary course of business.

5.                        Compensation and Reimbursement of Distribution Expenses. As compensation for providing services under this Agreement:

(a)               The Distributor is authorized to collect the gross proceeds derived from the sale of the Shares, and to remit the net asset value thereof to the Fund upon receipt of the proceeds. The Distributor shall retain the initial sales charge, if any, on purchases of the Shares.

(b)               The Distributor shall receive an underwriting spread, distribution and service fee at the rate and under the terms and conditions of the Plan adopted by the Fund with respect to the Shares, as such Plan is amended from time to time, and subject to any further limitations on such fee as the Board may impose; provided, however, that the Fund shall notify the Distributor in writing of any such amendments to the Plan or further Board limitations on such fee at least sixty (60) days prior to the effectiveness of such amendments or limitations. The Distributor may reallow such fee to any sub-distributors or dealer which the Fund has authorized.

(c)               The Distributor shall receive all contingent deferred sales charges, if any, (but not any redemption fees) applied on redemption of the Shares. Whether and at what rate a contingent deferred sales charge, if any, will be imposed with respect to a redemption shall be determined in accordance with, and in the manner set forth, in the Offering Documents. The Distributor may reallow such charges to any sub-distributor or dealer which the Fund has authorized.

6.                        Duties of the Fund.

(a)               The Fund reserves the right at any time to withdraw its offering of the Shares by written notice to the Distributor at its principal office.

(b)               The Fund shall determine, in accordance with its Articles of Incorporation, whether certificates shall be issued with respect to the Shares. If the Fund has determined that certificates shall be issued, the Fund will not cause certificates representing the Shares to be issued unless so requested by Shareholders. If such request is transmitted by the Distributor, the Fund will cause certificates evidencing the Shares to be issued in such names and denominations as the Distributor shall from time to time direct.

(c)               The Fund agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Fund shall keep the Distributor fully informed of its affairs, including any legal, regulatory or other matter that may have a Material Adverse Effect on the Fund, and shall make available to the Distributor copies of all information, financial statements, and other papers which the Distributor may reasonably request for use in connection with the distribution of the Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountant and such reasonable number of copies of the most current Offering Documents

10

and annual and interim reports as the Distributor may request, and the Fund shall cooperate fully in the efforts of the Distributor to sell and arrange for the sale of Shares and in the performance of the Distributor under this Agreement.

(d)               The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares for sale under the securities laws of Puerto Rico; provided that the Fund shall not be required to amend its Articles of Incorporation or organizational documents to comply with the laws of such jurisdiction, to maintain an office in any other jurisdiction, to change the terms of the offering of the Shares in Puerto Rico from the terms set forth in its Offering Documents, to qualify as a foreign corporation in any jurisdiction, or to consent to service of process in any jurisdiction other than with respect to claims arising out of the offering of the Shares. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualifications.

(e)               On the date hereof, the Distributor shall have received (i) the opinion of DLA Piper LLP (US), counsel to the Fund, dated as of such date, in the form attached hereto as Exhibit 1, and (ii) a copy of Offering Documents of the Fund.

(f)                Notwithstanding anything to the contrary herein, the Fund shall not appoint or otherwise engage any other distributor or agent to offer or sell and/or arrange for the offer or sale of the Shares during the first sixty (60) days after the commencement of the offering of the Shares hereunder.

(g)               The Fund agrees to obtain and provide to the Distributor and/or its clearing agent a CUSIP number or ticker symbol for each class of the Shares.

(h)               Compliance with Rules and Regulations. The Fund has complied and shall comply with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund. The Fund shall promptly notify Distributor upon receiving any written notice, order, subpoena or other document evidencing regulatory action or that a governmental authority, agency or body intends to investigate the Funds’ activities, to the extent permissible by applicable law.

7.                  Records. The Distributor agrees to maintain all records required by applicable Puerto Rico, federal and other laws and regulations relating to the offer and sale of the Shares.

8.                  Expenses of the Fund. The Fund shall assume expenses related to communications with Shareholders, including (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing and printing of a Offering Documents and/or Offering Documents supplements required for filing under federal, state or Puerto Rico laws; (iii) the preparation and mailing of annual and interim reports, Offering Documentses, Offering Documents supplements and proxy materials to existing Shareholders; and (iv) the qualifications of the Shares for sale. The Fund shall promptly pay the legal fees of the Distributor’s external counsel in connection with the organization and offering of the Fund (including, without limitation,

11

the due diligence of the Fund and the review of the Offering Documents, the Distribution Agreement and any other Fund agreement to which Distributor is a party) for up to $12,000.

9.                  Expenses of the Distributor. The Distributor shall bear all costs and expenses of (i) preparing, printing and distributing any materials not prepared by the Fund in connection with the sale of the Shares under this Agreement (it being understood that the Distributor is under no obligation to prepare, print and distribute any such materials); (ii) any expenses of advertising incurred by the Distributor in connection with such offering (it being understood that the Distributor is under no obligation to incur in any advertising expenses); (iii) the expenses of registration or qualification of the Distributor as a broker or dealer under federal, state, or Puerto Rico laws and the expenses of continuing such registration or qualification; and (iv) all compensation paid to the Distributor’s employees and others for selling the Shares, and all expenses of the Distributor, its employees and others who engage in or support the sale of the Shares as may be incurred in connection with their sales efforts.

10.              Indemnification.

(a)               Indemnification of the Distributor. The Fund agrees to indemnify, defend and hold the Distributor, its officers, directors, employees and agents, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, as though applicable, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees reasonably incurred in connection therewith) which the Distributor, its officers, directors, employees, agents or any such controlling person may incur under the 1933 Act, the 1940 Act, or under Puerto Rico law or otherwise, arising out of or based upon (i) any breach of a material provision of this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in this Agreement, the Offering Documents, any Offering Documents supplement, or any sales literature or advertising approved or prepared by the Fund, or (iii) the omission or alleged omission to state therein a material fact necessary in order to make the statements, in the light of the circumstances under which they are made, not misleading, excluding, however, any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Fund expressly for use in the Offering Documents or any Offering Documents supplement; provided, however, that this indemnity agreement shall not inure to the benefit of any person who is also an officer, director or trustee of the Fund or who controls the Fund within the meaning of Section 15 of the 1933 Act, as though applicable, unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act or the 1940 Act, as though applicable; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Fund or to the Shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement. The Fund shall not be liable to the Distributor under this indemnity agreement with respect to any claim made against the Distributor or any person indemnified under this Section 10(a) unless the Distributor or other such person shall have notified the Fund in writing of the claim within a reasonable time after the later of the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or such other person (or after the Distributor or the

12

person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to the Distributor or any person against whom such action is brought otherwise than on account of this indemnity agreement. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity agreement. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld, delayed or conditioned. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants, provided that the indemnified defendants acted without willful misfeasance, bad faith or gross negligence. The Fund agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of the Shares.

(b)               Indemnification of the Fund. The Distributor agrees to indemnify, defend, and hold the Fund, its officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, as though applicable, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigating or defending against such claims, demands, or liabilities and any counsel fees reasonably incurred in connection therewith) which the Fund, its directors or officers, or any such controlling person may incur under the 1933 Act, the 1940 Act or under Puerto Rico law or otherwise arising out of (i) a breach of the Distributor’s representations or obligations under Sections 2(b), 2(h), 2(l), and 2(m), or (ii) based upon any untrue statement or alleged untrue statement of a material fact included in the Offering Documents or any Offering Documents supplement or any omission or alleged omission to state therein a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading, in each case to the extent, but only to the extent, that such alleged untrue statement or alleged omission was made therein in reliance upon and in conformity with information furnished in writing to the Fund by the Distributor expressly for use in the Offering Documents or any Offering Documents supplement. The Fund hereby acknowledges that the only information that Distributor has furnished to the Fund expressly for use in the Offering Documents and any Offering Documents supplement is the legal name of the Distributor appearing on the inside cover page and under the captions “Offering,” “Distribution of the Fund” and “Distribution Fees” in the Offering Documents and the statement set forth in the paragraph under the caption “Distributor” in the Offering Documents. The Distributor shall not be liable to the Fund under this indemnity agreement with respect to any claim made against the Fund or any person indemnified under this Section 10(b) unless the Fund or such other person shall have notified the Distributor in writing of the claim within a reasonable time after the later of the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or such other person (or after the Fund or the person shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Fund or any person against whom such action is brought otherwise than on account of this indemnity agreement. The Distributor shall be entitled to participate, at its own expense, in the defense or, if

13

it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld, delayed or conditioned. In the event that the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them, provided that the indemnified defendants acted without willful misfeasance, bad faith or gross negligence.

(c)       Conflicts; Separate Counsel. Notwithstanding anything to the contrary herein, if the defendants in any action for which indemnification is claimed under this Section 10 include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel, together with local counsel, representing the indemnified parties who are parties to such action), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred.

(d)       Settlements. The indemnifying party under this Section 10 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 10(c), the indemnifying party shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than forty-five (45) days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in

14

respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and does not include an admission of fault or culpability or a failure to act by or on behalf of such indemnified party.

(e)       Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this section is applicable in accordance with its terms but for any reason is held to be unavailable from the Fund or the Distributor, the Fund and the Distributor will contribute to the total losses, claims, damages, and liabilities (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action or any claims asserted, but after deducting any contribution received by the Fund from persons other than the Distributor, such as persons who control the Fund or its investment adviser within the meaning of the 1933 Act, as though applicable, officers of the Fund, or its investment adviser and directors of the Fund, or its investment adviser, who may also be liable for contribution) to which the Fund and the Distributor may be subject in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other hand from the offering of the Shares or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other hand in connection with the statements or omissions or alleged statements or omissions that resulted in the losses, claims, damages, or liabilities, joint or several (including any investigation, legal or other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted), for which contribution is sought. The relative benefits received by the Fund, on the one hand, and the Distributor, on the other hand, shall be deemed to be in the same proportion as that which the total proceeds from the offering (before deducting expenses) received by the Fund bear to the total selling commissions, if any, received by the Distributor. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund, its investment adviser or the Distributor, the parties’ relative intents, knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations appropriate in the circumstances. Notwithstanding any other provisions of this section, (1) the Distributor will not be responsible for any amount in excess of the selling commission, if any, applicable to the Shares sold by the Distributor, (2) no person found guilty of fraudulent misrepresentation (within the meaning of the applicable laws of the United States or Puerto Rico) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation, and (3) the Fund will not be responsible for any amount resulting from the Distributor’s breach of its obligation as set forth under Section 2(b) hereof. For purposes of this section, any person who controls a party to this Agreement within the meaning of the 1933 Act, as though applicable, will have the same rights to contribution as that party and directors, officers, employees, and agents of such. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action against such party in respect of which a claim for contribution may be made under this section, notify such party or parties from whom contribution may be sought, but the omission so to notify will not relieve the party or parties from whom contribution may be sought from any

15

other obligation it or they may have otherwise than under this section. No party will be liable for contributions with respect to any action or claim settled without its written consent.

11.              Limitation of Liability of the Directors and Shareholders of the Fund. The Board and the Shareholders shall not be liable for any obligations of the Fund under this Agreement, and the Distributor agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such right or claims, and not to the Board or Shareholders.

12.              Services Provided to the Fund by Employees of the Distributor. Any person, even though also an officer, director, employee or agent of the Distributor, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, employee or agent or one under the control or direction of the Distributor even though paid by the Distributor.

13.              Duration and Termination.

(a)               This Agreement shall become effective upon the date first above written, provided that, this Agreement shall not take effect unless such action has first been approved by vote of a majority of the Board and by vote of a majority of the Independent Directors, as defined in the Fund’s Code of Ethics, who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto (all such directors collectively being referred to herein as the “Independent Directors”), cast in person at a meeting called for the purpose of voting on such action.

(b)               Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such approval, (ii) by the Board, and (iii) by a vote of a majority of the Fund’s outstanding Shares.

(c)               Notwithstanding the foregoing, this Agreement may be terminated at any time without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding Shares of the Fund on sixty (60) days’ prior written notice to the Distributor or by the Distributor, at any time, without the payment of any penalty, on sixty (60) days’ prior written notice to the Fund. This Agreement will automatically terminate in the event of its assignment except that the rights and obligations hereunder may be transferred to another person if all of the following conditions are met: (i) the transferee is a person directly or indirectly controlling, controlled by, or under common control with the Distributor (“Affiliate”), (ii) such Affiliate is organized and has its principal place of business in Puerto Rico, (iii) in the opinion of counsel to the Fund, such transfer would not constitute an assignment within the meaning of the provisions of the 1940 Act and would not affect the Fund’s eligibility for exemption from the 1940 Act pursuant to Section 6(a)(1) thereof, and (iv) the Board must have received at least thirty (30) days’ prior notice of such transfer.

16

(d)               The provisions of Paragraphs (q) and (r) of Section 2 and Sections 10, 11, 15, 16, 17 and 18 shall survive the termination of this Agreement.

14.              Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

15.              Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Puerto Rico. To the extent that the applicable laws of the Commonwealth of Puerto Rico conflict with the applicable provisions of the federal securities acts, the latter shall control.

16.       Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party’s principal offices.

17.       Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References herein to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References herein to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
References herein to “Sections”, “Paragraphs” and any other subdivisions without reference to a document are to designated Sections, Paragraphs and other subdivisions of this Agreement and references to an “Exhibit” without reference to a document are to designated Exhibits to this Agreement. Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders, unless the context otherwise requires.

18.       Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all taken together shall constitute one and the same instrument.

(Intentionally left in blank; signature page follows)

17

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ORIENTAL FINANCIAL SERVICES CORP., as Distributor for the Atlas U.S. Tactical Income Fund, Inc.	ATLAS U.S. TACTICAL INCOME FUND, INC.
By: /s/ Glenda L. Munoz Name: Glenda Munoz Title: OFS Manager	By: /s/ Paul Hopgood Name: Paul Hopgood Title: President

18

Exhibit 1

Form of Opinion by Counsel to the Fund

Opinion of counsel to the Fund to be delivered pursuant to Section 6(e) of the Distribution Agreement.

(i)       The Fund is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico (“Puerto Rico”), with corporate power and authority to execute and deliver the Distribution Agreement, perform its obligations thereunder, and conduct its business as described in the Offering Documents.

(ii)       The Fund is duly registered as a diversified, leveraged, open-end, redeemable at will, mutual fund investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

(iii)       The shares of common stock of the Fund conform to the descriptions thereof set forth in the Offering Documents.

(iv)       The form of certificate (if any) used to evidence the Shares is in due and proper form and complies with all applicable requirements of the certificate of incorporation and by-laws of the Fund and the Puerto Rico General Corporations Act, as amended (the “PR-GCA”).

(v)        No stockholder of the Fund or any other person has any preemptive right, right of first refusal or other similar right to subscribe for or purchase securities of the Fund arising (i) by operation of the certificate of incorporation or by-laws of the Fund or the PR-GCA or the 1940 Act, or (ii) to the knowledge of such counsel, otherwise.

(vi)       The Distribution Agreement has been duly executed and delivered by the Fund.

(vii)        The statements in the Offering Documents under the caption “Taxes,” insofar as such statements purport to describe certain provisions of documents, instruments, agreements, laws, regulations or the subject legal proceedings referred to therein, are accurate in all material respects.

(viii)        To the knowledge of such counsel, there are no legal or governmental actions, suits or proceedings pending or threatened which are required to be disclosed in the Offering Documents, other than those disclosed therein.

(ix)       The execution and delivery of the Distribution Agreement by the Fund and the issuance, offer and sale of the Shares as described in the Offering Documents: (a) have been duly authorized by all necessary corporate action on the part of the Fund; (b) will not result in any violation of the provisions of the certificate of incorporation or by-laws of the Fund; (c) to the knowledge of such counsel, will not constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Fund pursuant to any loan, credit agreement, indenture, mortgage, note or other agreement or instrument to which the Fund is a party or by which it or any of its properties or assets is or may be bound; (d) will not

19

result in any violation of any applicable federal, state or local law, rule or regulation or, to the knowledge of such counsel, any order or decree of any court or governmental authority applicable to the Fund; or (e) will not require any consents, approvals or authorizations to be obtained by the Fund, or any registrations, declarations or filings to be made by the Fund, in each case under any federal, state or local law, rule or regulation applicable to the Fund that have not been obtained or made.

(x)       No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Fund or the offer, sale or delivery of the Shares as contemplated in the Offering Documents or the consummation of the transactions contemplated by the Distribution Agreement, except such as have been obtained or made by the Fund and are in full force and effect under the 1940 Act.

(xi)       No information has come to our attention that causes us to believe that the Offering Documents, including the exhibits or documents incorporated by reference therein (except any financial statements or other financial data included therein, as to which we express no view), as of the date thereof or hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.